COVENANT TRANSPORT ANNOUNCES FIRST QUARTER FINANCIAL
                             AND OPERATING RESULTS

CHATTANOOGA,   TENNESSEE   -  April  22,   2003  -  Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended March 31, 2003.

For the quarter, revenue increased approximately four percent, to $137.9 million in the first quarter of 2003 from $132.2 million in the same quarter of 2002. Freight revenue, before fuel and accessorial surcharges, decreased one percent, to $128.0 million from $129.0 million during the same period in 2002. Net income increased to $839,000 or $.06 per diluted share, from a net loss of $1.7 million, or $.12 per diluted share, for the first quarter of 2002.

Chairman, President, and Chief Executive Officer David R. Parker stated, "The positive news for the quarter was that revenue per loaded mile, excluding fuel and accessorial surcharges, increased 2.5% despite a relatively weak freight environment. However, lower tractor utilization and a higher percentage of non-revenue miles more than offset the gain in rates, and our revenue per tractor decreased slightly. On the expense side, excluding charges during the first quarter of 2002 for tractor impairment and early extinguishment of debt, our after-tax cost per mile increased approximately $.016, most of which was expected due to higher costs of owning and operating tractors and insurance and claims. The remainder primarily was attributable to high fuel costs, which impacted our results for the quarter by $.03 per share versus a year ago.

"Our  balance  sheet  remains   strong.   During  the  quarter,   we  paid  down
approximately $16.0 million of balance sheet debt and ended the quarter with a balance sheet debt-to-capitalization ratio of 28%. In addition, the capitalized amount of our operating leases remained essentially constant versus year-end, as we did not purchase or trade a significant amount of equipment during the quarter. We expect this activity to accelerate, and for the year we expect to purchase approximately 1,200 tractors and 2,700 trailers and trade approximately 1,100 tractors and 1,700 trailers."

The Company also noted the following regarding its first quarter earnings and its revenue. In the first quarter of 2002, the Company had recorded a $.14 per diluted share or $2.0 million after-tax

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impairment  charge  relating to tractor  values and a $.06 per diluted  share or
$890,000 after-tax charge related to early extinguishment of debt. Prior to the charges in 2002, the Company would have earned $1.2 million, or $.09 per diluted share. Management believes that presentation of earnings calculated to exclude the impact of the charges is useful in comparing the Company's results from period to period. In addition, the Company measures revenue, before fuel and accessorial surcharges, in addition to total revenue, because management believes that removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period.

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America and is committed to growing revenue and earnings per share both internally and through acquisitions.

The Company will be hosting a conference call on Wednesday, April 23, at 11:00 a.m. ET. The dial-in number for this conference call is 1-800-603-1780 access code 9629698. For additional statistical and financial information that may be discussed on the conference call, please visit our website at www.covenanttransport.com under the icon "Investor Relations".

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; decreased demand for the Company's services or the loss of one or more major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strike, work slow downs, or work stoppages at the Company, customers, parts, or other shipping-related facilities; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; the frequency and severity of accidents and increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider the various disclosures made by the Company in its press releases, stockholder reports, and public filings, as well as the factors explained in greater detail in the Company's annual report on Form 10-K.

For further information contact:
Joey B. Hogan, Senior VP and Chief Financial Officer          (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                           (423) 825-3357
perkim@covenanttransport.com

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
                                                     Covenant Transport, Inc.
                                              Key Financial and Operating Statistics

                                                                                    Three Months Ended March 31
                                                                                   -----------------------------
($000s)                                                                                  2003          2002
                                                                                      ---------      ---------
Freight revenue                                                                       $ 128,024      $ 129,020
Fuel surcharge and other accessorial revenue                                              9,851          3,199
                                                                                      ------------------------
       Total revenue                                                                  $ 137,875      $ 132,219

Operating expenses
       Salaries, wages and related expenses                                              53,810         55,756
       Fuel expense                                                                      28,788         22,086
       Operations and maintenance                                                         9,994          8,863
       Revenue equipment rentals and
          purchased transportation                                                       14,818         14,803
       Operating taxes and licenses                                                       3,431          3,277
       Insurance and claims                                                               8,039          7,168
       Communications and utilities                                                       1,708          1,846
       General supplies and expenses                                                      3,173          3,511
       Depreciation and amortization (1)                                                 10,600         14,058
                                                                                      ------------------------
Total operating expenses                                                                134,361        131,368
                                                                                      ------------------------
Operating income                                                                          3,514            851
Other (income) expenses:
       Interest expense                                                                     651          1,063
       Interest income                                                                      (38)           (23)
       Other                                                                                (15)          (223)
       Early extinguishment of debt (2)                                                      --          1,434
                                                                                      ------------------------
Other (income) expenses, net                                                                598          2,251
                                                                                      ------------------------
Income (loss) before income taxes                                                         2,916         (1,400)
Income tax expense                                                                        2,077            267
                                                                                      ------------------------
Net income (loss)                                                                     $     839     ($   1,667)
                                                                                      ========================

(1) Includes a $3.3 million pre-tax impairment charge which incurred in the first quarter of 2002.
(2) Reflects reclassification of early extinguishment of debt due to the adoption of SFAS 145.

Basic earnings per share                                                              $    0.06     ($    0.12)
Diluted earnings per share                                                            $    0.06     ($    0.12)
Weighted avg. common shares outstanding                                                  14,381         14,084
Adjusted weighted avg. common shares                                                     14,670         14,084
       outstanding and assumed conversions outstanding

Operating statistics exclude fuel and accessorial surcharges.

                                                                                                                   % Change
                                                                                                                   ---------
Net margin as a percentage of freight revenue                                               0.7%          -1.3%
Average revenue per loaded mile                                                       $   1.231      $   1.201        2.5%
Average revenue per total mile                                                        $   1.131      $   1.112        1.7%
Average revenue per tractor per week                                                  $   2,667      $   2,680       -0.5%
Average miles per tractor per period                                                     30,308         30,986       -2.2%
Weighted avg. tractors for period                                                         3,726          3,713        0.4%
Tractors at end of period                                                                 3,717          3,705        0.3%
Trailers at end of period                                                                 7,516          7,561       -0.6%


                                                                                       March 2003     Dec 2002
                                                                                      ------------   ----------
Total assets                                                                          $ 349,739      $ 361,541
Total equity                                                                            176,480        175,588
Long term debt, including current maturities                                             67,530         83,530
Debt to Capitalization Ratio                                                               27.7%          32.2%